UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2017

Amedica Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On April 13, 2017, the Audit Committee of the board of directors of Amedica Corporation (the “Company”) concluded that the unaudited condensed consolidated financial statements filed on November 14, 2016, in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 should no longer be relied upon.

During the preparation of its consolidated financial statements for the fiscal year ended December 31, 2016, the Company identified errors due to failure to record a one-time non-cash charge of $3,779,000 for the deemed dividend related to the accretion of a discount on conversion of Series A Preferred Stock reported in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. Based on the Company’s reassessment of relevant accounting guidance the effect of this adjustment results in an increase in the non-cash deemed dividend related to the accretion of a discount on conversion of Series A Preferred Stock. The increase in the deemed dividend went from a previously reported amount $2,499,000 to $6,278,000, an increase of $3,779,000. As a result of the adjustment, the net loss attributable to common stockholders is $10,616,000 for the three month period ended September 30, 2016 and $19,068,000 for the nine month period ended September 30, 2016. The adjustment also caused an increase in the per share net loss attributable to common stockholders for the three month period ended September 30, 2016 from $0.30 to $0.46 and an increase in the per share net loss attributable to common stockholders for the nine month period ended September 30, 2016 from $0.97 to $1.21.

To correctly present the deemed dividend on Series A Preferred Stock, net loss attributable to common stockholders and per share net loss attributable to common stockholders, the Company’s interim unaudited condensed consolidated financial statements as of and for the three and nine month periods ended September 30, 2016 will be restated in an amended Quarterly Report on Form 10-Q/A.

The registrant’s Audit Committee discussed the matters disclosed in this Item 4.02 (a) with the registrant’s independent registered public accounting firm, BDO USA, LLP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: April 18, 2017	/s/ B. Sonny Bal
B. Sonny Bal, MD
Chief Executive Officer